Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 9, 2018 with respect to the consolidated financial statements of ConforMIS, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2017 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of said report in this Registration Statement.

GRANT THORNTON LLP

/s/Grant Thornton LLP

Boston, MA
March 20, 2018